Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	August 14, 2014 For Immediate Release

Contact:	Tom Smegal (408) 367-8219 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA PUBLIC UTILITIES COMMISSION ISSUES DECISION ON CALIFORNIA WATER SERVICE COMPANY’S 2012 GENERAL RATE CASE

SAN JOSE, Calif.  — Today the California Public Utilities Commission (CPUC) issued a decision on California Water Service Company’s (Cal Water) 2012 General Rate Case, marking the end of a 25-month review process.  Cal Water is the largest subsidiary of California Water Service Group (NYSE: CWT).

Because the decision approves a decreased sales forecast for 2014, partially offset by an increase in rates of approximately $45 million, it results in a decrease in gross revenue from customers.  The lower sales forecast is a result of customer conservation since the last time rates were reviewed.

The decision also authorizes Cal Water to increase rates in 2015 and 2016, resulting in an operating revenue increase of approximately $10.0 million in both 2015 and 2016, subject to the CPUC’s escalation procedures.  It also allows Cal Water to increase rates by up to $19 million upon completion and approval of the company’s advice letter capital projects.

In approving the decision, the Commission essentially adopted the Proposed Decision issued by the Administrative Law Judge in the case, which in turn approved the Settlement Agreement entered into on October 30, 2013 among Cal Water, the Office of Ratepayer Advocates of the CPUC, and other parties to the case.  Details of the anticipated impact of the decision can be found in the Form 8-K filed with the Securities and Exchange Commission on November 25, 2013.

New rates will become effective later this month.  However, because the decision was to be effective Jan. 1, 2014, the decision also allows the company to place a surcharge on customer bills to recover the increase for the interim period. Surcharges will begin to appear on customer bills within sixty days and will be for one to three years.

The decision authorizes Cal Water to invest approximately $447 million over three years in infrastructure projects, such as wells, pumps, pipes, storage tanks, and water treatment facilities, in order to provide a safe and reliable water supply to its customers throughout the state.

“This rate increase enables us to recover prudently incurred costs and allows our stockholders a fair and reasonable return on their investment,” said Martin A. Kropelnicki, President and Chief Executive Officer. “But we never lose sight of the fact that we must provide reliable, high-quality water utility services as affordably as possible.”

According to Kropelnicki, innovation and efficiency are more important than ever, given the fact that the costs of providing water service are rising across the nation. Assisting customers in need is also important, and this decision allows Cal Water to increase discounts to low-income customers and to customers residing in significantly smaller, higher-cost districts.

“We care about our customers, and we will continue to strive to enhance the quality of life in our communities,” he said.

Cal Water is required by the CPUC to file a General Rate Case (GRC) every three years. During this process, the Office of Ratepayer Advocates thoroughly audits Cal Water’s operations, expenses, and infrastructure improvements. Customers and other interested parties can participate in this process either formally or informally. The next GRC is scheduled to be filed in July 2015, with rates becoming effective in 2017.

California Water Service Group also includes Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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